EMPLOYMENT AGREEMENT dated as of September 15, 2006, between Berry Plastics Corporation, a Delaware corporation (the “Company”), and the individual listed on Schedule 1 hereto (the “Employee”).

The Employee is currently employed by the Company and possesses special and particular knowledge of the business, products and operations of the Company and of the industry in which it operates. The Company and the Employee now desire to set forth in writing the terms of the Employee’s employment by the Company upon the consummation of the Merger (as defined in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 28, 2006, by and between BPC Holding Corporation, BPC Holding Acquisition Corp. (“BPC”), and BPC Acquisition Corp.).

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts such employment by the Company, on the terms and subject to the conditions hereinafter set forth.

1. Term. Subject to earlier termination as provided herein, the employment of the Employee hereunder shall commence on and subject to the occurrence of the Closing Date (as defined in the Merger Agreement) (the “Effective Date”), and terminate on the December 31, 2011 (the “Expiration Date”). Such period of employment is hereinafter referred to as the “Employment Period.”

2. Duties. 1) During the Employment Period, the Employee initially shall be employed by the Company at the position set forth on Schedule 1 hereto, and shall perform such duties and services for the Company consistent with such position as may be from time to time assigned to him by the persons having authority regarding such matters at the Company.

(b) The Employee shall perform his duties and services hereunder at the offices of the Company in Evansville, Indiana, during the Employment Period; provided, however, that the Company may require the Employee to travel in connection with the performance of such duties and services. Anything contained herein to the contrary notwithstanding, if the Company requires the Employee to relocate to a city located outside of the 50 mile radius of Evansville, Indiana, and notifies the Employee in writing that his continued employment by the Company is conditional upon such relocation and the Employee refuses to so relocate, any Termination of Employment of the Employee resulting therefrom, whether initiated by the Company or the Employee, shall constitute a Termination Without Cause.

3. Time to be Devoted to Employment. Except for vacations in accordance with the Company’s vacation policies and absences due to temporary illness, during the Employment Period, the Employee shall devote all of his business time, attention and energies to the performance of his duties under this Agreement. During the Employment Period, the Employee shall not be engaged in any other business activity which, in the judgment of the Company, conflicts with the duties of the Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

4. Compensation; Reimbursement.

(a) Base Salary. During the Employment Period, the Company shall pay to the Employee an annual base salary as set forth in Schedule 1 hereto, which shall be subject to review and, at the option of persons having authority regarding such matters at the Company, subject to increase (such salary, as the same may be increased from time to time as aforesaid, being referred to herein as the “Base Salary”). The Base Salary shall be payable in such installments (but not less frequent than monthly) as is the policy of the Company with respect to employees of the Company at substantially the same level of employment as the Employee.

(b) Bonus. During the Employment Period, the Employee shall be entitled to participate in all bonus and incentive programs of the Company (the “Programs”) generally available from time to time to employees of the Company at substantially the same level of employment as the Employee, such participation to be in substantially the same manner as the participation therein by such employees.

(c) Benefits. During the Employment Period, the Employee shall be entitled to such benefits as are generally made available from time to time to other employees of the Company at substantially the same level of employment as the Employee.

(d) Reimbursement of Expenses. During the Employment Period, the Company shall reimburse the Employee, in accordance with the policies and practices of the Company in effect from time to time with respect to other employees of the Company at substantially the same level of employment as the Employee, for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of the Company in connection with the performance of his duties hereunder (such expenses being referred to herein as “Reimbursable Expenses”) upon presentation by the Employee to the Company of appropriate documentation therefor.

5. Termination of Employment.

(a) General. The Company may terminate the Employee’s employment hereunder at any time for any reason. The Employee may terminate his employment hereunder pursuant to a voluntary Termination or a Disability Termination. The Employee’s employment shall terminate automatically upon his death. Any termination of the Employee’s employment is referred to herein as a “Termination of Employment.”

(b) Termination Notice. The Company or the Employee may initiate a Termination of Employment in any manner permitted hereunder by giving the other party written notice thereof (the “Termination Notice”).

(c) Termination Date. The effective date (the “Termination Date”) of any Termination of Employment shall be deemed to be the later of (i) the date on which the Termination Notice is given and (ii) the date specified as the effective date in the Termination Notice; provided, however, that in the case of the Employee’s death, the Termination Date shall be his date of death.

6. Termination for Cause. Any Termination of Employment initiated by the Company upon the occurrence of an event that constitutes Cause shall be a “Termination for Cause.” For purposes of this Agreement, “Cause” shall mean the Employee’s (i) willful misconduct with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, insubordination or willful neglect of duties (other than neglect due solely to the Employee’s illness or other involuntary mental or physical disability), including the Employee’s violation of any material Company policy, (ii) material breach of any of the provisions of this Agreement or (iii) conviction for a crime involving moral turpitude or fraud. In the event of a Termination for Cause, the Termination Notice must state that the Termination of Employment is for Cause.

7. Termination Without Cause. Any Termination of Employment initiated by the Company (other than a Termination for Cause), the Employee’s death and a Disability Termination shall each be a “Termination Without Cause.”

8. Death or Disability Termination. Any Termination of Employment resulting from the Employee’s Disability (as hereinafter defined) shall be a Disability Termination. For purposes of this Agreement, the term “Employee’s Disability” shall mean the Employee’s illness or other involuntary physical or mental disability which prevents the Employee from performing his duties for a period of 90 days in any 360-day period. In the event of a Disability Termination, the Termination Notice must state that the Termination of Employment is a Disability Termination.

9. Other Termination by the Employee. Any Termination of Employment initiated by the Employee (other than a Termination of Employment resulting from the Employee’s death or pursuant to Disability Termination) shall be a “Voluntary Termination.”

10. Effect of Termination of Employment. In the event of a Termination of Employment, neither the Employee nor his estate or beneficiaries shall have any further rights or claims against the Company under this Agreement except the right to receive:

(a) the portion of the Base Salary which accrued with respect to the period prior to the Termination Date but which remained unpaid as of the Termination Date;

(b) the aggregate amount of Reimbursable Expenses which were incurred prior to the Termination Date but which were not reimbursed by the Company as provided in Section 5(d) prior to the Termination Date; and

(c) any other benefits, including, without limitation, any accrued vacation payable in accordance with the policies of the Company from time to time in effect for the officers of the Company; and

provided, however, that if the Termination of Employment is pursuant to a Termination Without Cause or a Resignation for Good Reason (as defined in paragraph (e) below), then, in addition to the amounts computed pursuant to Sections 11(a) through 11(c), the Employee shall have the right to receive as severance compensation an amount equal to the pro-rata portion of the applicable bonus provided for in Section 5(b) plus the greater of (A) 100% of one year’s Base Salary (as of the Termination Date) to be paid until the later to occur of (x) the second anniversary of the Effective Date and (y) the first anniversary of the Termination Date and (B) 1/12th of one year’s Base Salary (as of the Termination Date) for each year (not to exceed 30 years in the aggregate) that the Employee was employed by the Company (and its predecessors-in-interest), the amount referred to in clause (A) or (B), as the case may be, to be payable at the same times at which and in the same manner in which the Base Salary would have been payable to the Employee had the Termination of Employment not occurred (the amount payable by the Company to the Employee pursuant to this proviso being hereinafter referred to as the “Severance Compensation”); provided further, however, in the event that, at any time after the Expiration Date, there occurs a Termination of Employment pursuant to a Termination Without Cause, the Company shall pay the Severance Compensation to the Employee as if the Expiration Date had not occurred.

(d) Upon the termination of the Employee’s employment by reason of “retirement” (as defined in the Company’s Health and Welfare Plan for Early Retirees (the “Retiree Plan”)), the Employee (and his or her eligible spouse and dependents) shall be entitled to receive post-retirement medical insurance coverage pursuant to the terms of the Retiree Plan, for which the cost of premiums shall be paid by the Employee (or such spouse and/or dependents). In the event that the Retiree Plan is no longer in effect (or if otherwise necessary for tax and legal purposes), the Company shall make available equivalent coverage to the Employee (and such spouse and/or dependents) at substantially the same cost to the Employee (and such spouse and/or dependents) as would have been charged under the Retiree Plan as of the earlier of the date the Retiree Plan is terminated and the time of the Employee’s retirement (“Equivalent Retiree Coverage”); provided, however, that the Company may increase the premium charged to the Employee (and such spouse and/or dependents) based on the increase in cost, if any, to provide the Retiree Plan that may arise after the Employee’s retirement. The Company shall take all action necessary to ensure that the Equivalent Retiree Coverage, if any, shall be provided other than pursuant to the terms of a self-insured medical reimbursement plan that does not satisfy the requirements of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended.

(e) For purposes of this Section 11, “Resignation for Good Reason” means the Employee’s resignation as a result of Employee’s reassignment to an office location greater than 25 miles from the office location Employee utilized as of the Effective Date.

11. Nondisclosure of Confidential Information. The Employee shall not, at any time during or after the Employment Period, (i) disclose to any person, firm, corporation, association or other entity, except as required by law, any Confidential Information (as hereinafter defined) for any reason or purpose whatsoever or (ii) make use of any Confidential Information for his own purpose or for the benefit of any other person, firm, corporation, association or other entity except the Company or any subsidiary or affiliate thereof. For purposes of this Agreement, the term “Confidential Information” shall mean any information concerning the business, clients or affairs of the Company or any subsidiary or affiliate thereof, including, without limitation, any technical or nontechnical data, formulae (including cost and/or pricing formulae), devices, methods (including cost and/or pricing methods and operating methods), techniques, processes, financial data (including marketing information and strategies and personnel data) and lists of actual or potential customers or suppliers; provided, however, that Confidential Information shall not include (i) information which is in the public domain at the time of receipt thereof by the Employee, (ii) information which, after receipt thereof by the Employee, becomes part of the public domain through no act or omission of the Employee and (iii) information which was lawfully within the Employee’s possession prior to the initial commencement of the Employee’s association with the Company or any subsidiary or affiliate thereof.

12. Restrictive Covenants. 2) The Employee acknowledges and recognizes that during the Employment Period he will be privy to Confidential Information and further acknowledges and recognizes that the Company would find it extremely difficult to replace the Employee. Accordingly, in consideration of the premises contained herein and the consideration to be received by the Employee hereunder (including, without limitation, the Severance Compensation), without the prior written consent of the Company, the Employee shall not, at any time during the employer/employee relationship between the Company and the Employee and for the period of time beginning with the termination of such employer/employee relationship for any reason (including by the Employee for Good Reason and or by the Company for Cause) and the date on which the final payment of Severance Compensation would have been made to the Employee by the Company if such termination had been a Termination Without Cause, (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business directly competing with the business of the Company or any subsidiary or affiliate thereof within any state in which the Company or any such subsidiary or affiliate transacts business, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business; (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above; (iii) induce or solicit individuals who are, or were at any time in the preceding twelve months, employees of the Company or any subsidiary or affiliate thereof to terminate their employment with the Company or any such subsidiary or affiliate or to engage in any Competing Business, or hire, or induce or solicit (or assist others to hire or induce or solicit) the hiring of, individuals then employed, or employed at any time in the preceding twelve months, by the Company or any subsidiary thereof; or (iv) induce any entity or person with which the Company or any subsidiary or any affiliate thereof has a business relationship to terminate or alter such business relationship. As used herein, “Competing Business” shall mean any business involving the sale of products in any city or county in any state of the United States if such business or the products sold by it are competitive, directly or indirectly, at the time of the Termination of Employment with (A) the business of the Company, (B) any of the products manufactured, sold or distributed by the Company or (C) any products or business being developed or conducted by the Company.

(b) The Employee understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or any subsidiary or affiliate thereof, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), the Employee does not believe would prevent him from earning a living.

13. Right to Inventions. The Employee shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions reasonably relating to the business of the Company or any subsidiary or affiliate thereof (collectively, the “Inventions”) which the Employee may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon the Inventions. In connection therewith:

(a) the Employee recognizes and agrees that the Inventions shall be the sole property of the Company, and the Company shall be the sole owner of all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or on the Inventions;

(b) the Employee hereby assigns to the Company any rights the Employee may have in or acquire to the Inventions;

(c) the Employee shall, at the expense of the company, promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world;

(d) the Employee recognizes and agrees that the Inventions to the extent copyrightable shall constitute works for hire under the copyright laws of the United States; and

(e) the Employee shall render to the Company, at its expense, all such assistance as it may require in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences which may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which the Company may be involved relating to the Inventions.

14. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by telecopier, (b) sent by nationally-recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Employee, to the last known address on record at the Company.

if to the Company, to:

Berry Plastics Corporation
c/o General Counsel
101 Oakley Street
Evansville, IN 47710

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, sent by telecopier or sent by nationally-recognized, overnight courier and (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, the term “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

15. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by both parties hereto.

16. Assignment; Successors; Benefits of Agreement. This Agreement is personal in its nature and neither party hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective heirs, beneficiaries, executors and administrators and successors and permitted assigns of the parties hereto.

17. Waiver of Breach. A waiver of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

18. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

19. Headings. The headings of sections in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without giving effect to principles of conflicts of laws.

21. Enforceability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. Survival. Sections 11 through 22, this Section 23 and the defined terms used in any section referred to in this Section 23, shall survive the termination of the Employee’s employment on the Termination Date and the expiration of this Employment Agreement on the Expiration Date.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BERRY PLASTICS CORPORATION

By:____________________________________
   Name:
   Title:

EMPLOYEE

By:____________________________________
   R. Brent Beeler

SCHEDULE 1

Employee	R. Brent Beeler
Position	Chief Operating Officer
[Office/Headquarters]	101 Oakley Street Evansville, Indiana
Annual Base Salary	$550,000